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WILLKIE FARR & GALLAGHER
ONE CITICORP CENTER 153
EAST 53RD STREET
NEW YORK, N.Y. 10022
(212) 935-8000

March 3, 1986

Standby Tax-Exempt Reserve Fund, Inc.
One Battery Park Plaza
New York, New York 10004

Gentlemen:

We have acted as counsel to Standby Tax-Exempt Reserve Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with the preparation of a Registration Statement on Form N-1A (the "Registration Statement") covering the offer and sale of an indefinite number of shares of Common Stock of the Fund, par value $.001 per share (the "Shares").

We have examined copies of the Articles of Incorporation and By-Laws of the Fund, the Registration Statement, all resolutions adopted by the Fund's Board of Directors (the "Board") at its initial meeting held on January 14, 1986, consents of the Board and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that the Shares, when duly sold, issued and paid for in accordance with the terms of the Prospectus and the Statement of Additional Information included as part of the Registration Statement, will be validly and legally issued and will be fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statement of
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Additional Information included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

Very truly yours,

/s/ Willkie Farr & Gallagher